AmericaFirst Capital Management, LLC

300 Harding Boulevard, Suite 215

Roseville, CA  95678

To:

AmericaFirst Quantitative Funds Trust Board of Trustees

From:

AmericaFirst Capital Management, LLC

Date:

February 5, 2019

__________________________________________________________________________

AmericaFirst Capital Management, LLC hereby agrees to extend the term of the “OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT” between AmericaFirst Quantitative Funds and AmericaFirst Capital Management, LLC, from October 31, 2019 to February 29, 2020 with respect to the AmericaFirst Tactical Alpha Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, with effect all on the day and year first above written.

AMERICAFIRST QUANTITATIVE FUNDS	AMERICAFIRST CAPITAL MANAGEMENT, LLC
on behalf of the AmericaFirst Tactical Alpha Fund
By: /s/______________ Name: Rick Gonsalves Title: President	By: /s/______________ Name: Rick Gonsalves Title: Managing Member

4822-3149-4535.1